Schedule 14A Information

                 Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of
                         1934 (Amendment No.    )



Filed by the Registrant                      [ x ]

Filed by a Party other than the Registrant   [   ]

Check the appropriate box:
[   ]     Preliminary Proxy Statement
[   ]     Definitive Proxy Statement
[ x ]     Definitive Additional Materials
[   ]     Soliciting Material Pursuant to Section 240.14a-11(c)
          or Section 240.14a-12

Northwest Natural Gas Company
- ------------------------------------------------
(Name of Registrant as Specified In Its Charter)

Northwest Natural Gas Company
- ------------------------------------------
(Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[ x ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
      or 14a-6(i)(2).
[   ] $500 per each party to the controversy pursuant to
      Exchange Act Rule 14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-
      6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)   Proposed maximum aggregate value of transaction:


Set forth the amount on which the filing fee is calculated and state how it was determined.

[ x ] Check box if any part of the fee is offset as provided by Exchange Act Rue 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount Previously Paid: $125.00
(2)   Form, Schedule or Registration Statement No.:  Preliminary
      Proxy Materials - Schedule 14A
(3)   Filing Party:  Northwest Natural Gas Company
(4)   Date Filed:  3/21/94

                   NORTHWEST NATURAL GAS COMPANY
                      220 N. W. SECOND AVENUE
                       PORTLAND, OREGON 97209
                           (503) 226-4211

                                   May 4, 1994



     [Individually addressed to 79 Institutional
          Holders of Northwest Natural Gas Company
          Common Stock]

     Dear           :

               Northwest Natural Gas Company recently mailed proxy solicitation materials in connection with its 1994 Annual Meeting of Shareholders which will be held in Portland, Oregon on Thursday, May 26, 1994. One of the proposals included in the proxy statement for this meeting is a proposal submitted by Mr. & Mrs. Murray Katz, holders of 50 shares of common stock, seeking to limit compensation paid to executives of Northwest Natural Gas Company to not more than two times the salary paid to the President of the United States.

               As stated in the proxy statement, this
     shareholder proposal was unanimously opposed by the Company's Board of Directors, which recommends that shareholders vote against the proposal. The Board's reasons for opposing this proposal are set forth in full on pages 23 and 24 of the proxy statement, a copy of which is enclosed.

               WE URGE YOU TO CAREFULLY REVIEW THE BOARD'S
     STATEMENT IN OPPOSITION TO THE SHAREHOLDER PROPOSAL AND TO
     VOTE "AGAINST" ITEM 4. The Board's arguments opposing the proposal may be summarized as follows:

          - The Company's existing executive compensation program bases compensation upon both Company and individual performance, including the enhancement of shareholder value.

          - The proposal would place an artificial ceiling on the Company's executive compensation program, making it noncompetitive and impairing the Company's ability to attract qualified executives.

     May 4, 1994
     Page Two



          - The existing executive compensation program is designed to be competitive in the marketplace in which the Company competes for executive talent.

          - The salary paid to the President of the United States is not relevant to the proper level of compensation paid to Company executives nor does the President's salary represent his total compensation.

               As stated in the proxy statement: "The Board believes that, if the proposal were to be adopted, the Company could not attract, motivate and retain talented executives, including younger persons who aspire to lead the Company in future years."

               If the Company and its shareholders are to prosper, the Company must have talented and motivated leadership. To attract, motivate and retain qualified executives, the Company's compensation levels must be competitive. In order to increase long-term shareholder value, the Board believes that the shareholders want the Company to have a compensation program that is designed to attract and provide effective leadership.

               Again, we urge you to give careful consideration to this proposal as you vote your proxy, and to mark your proxy "AGAINST" Item 4. Should you have any questions regarding the proposal, please contact either Virginia V. Burgess, director of investor relations, at (503) 220-2583 or C. J. Rue, secretary, at (503) 220-2411.

                              Sincerely,

                              /s/ Tod R. Hamachek

                              Tod R. Hamachek
                              Chairman, Compensation Committee
                                of the Board of Directors of
                                Northwest Natural Gas Company



     cc:  Securities and Exchange Commission

                       NORTHWEST NATURAL GAS COMPANY
                          220 N. W. SECOND AVENUE
                          PORTLAND, OREGON 97209
                              (503) 226-4211

                                   May 4, 1994



Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

Gentlemen:

     Re:  Northwest Natural Gas Company File No. 0-994
          Additional Definitive Proxy Solicitation Materials

          Pursuant to Rule 14a-6(b) of Regulation 14A under the Securities Exchange Act of 1934 (the Act), we transmit through the EDGAR system for filing additional definitive proxy solicitation materials for the Company's 1994 Annual Meeting of Shareholders. This additional material is being furnished to 79 institutional holders of the Company's common stock. No fee is required to be paid in connection with this filing of additional definitive proxy solicitation materials because the required $125.00 fee was paid upon the filing of preliminary proxy materials with the Commission on March 21, 1994. Definitive proxy solicitation materials, consisting of president's letter, notice of meeting, proxy statement and form of proxy, were filed with the Commission on April 15, 1994.

                                   Sincerely,

                                   /s/ C. J. Rue

                                   C. J. Rue
                                   Secretary